Exhibit 15
Letter Re: Unaudited Interim Financial Information
The Board of Directors
AmSouth Bancorporation
We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Regions Financial Corporation for the registration of 305,303,393 shares of its common stock of our report dated May 5, 2006, relating to the unaudited consolidated financial statements of AmSouth Bancorporation and subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2006.
/s/ Ernst & Young LLP
Birmingham, Alabama
July 10, 2006